Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Fresh2 Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Registration Fee

Title of Securities To Be Registered (1)	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Class A ordinary shares, par value $0.01 per share	14,041,218	(3)	$0.00356	$50,052.00	$0.0001476	$7.39
Class A ordinary shares, par value $0.01 per share	180,000	(4)	$0.055	$9,900.00	$0.0001476	$1.46
Class A ordinary shares, par value $0.01 per share	28,678,782	(5)	$0.055	$1,577,333.01	$0.0001476	$232.81
Total	42,900,000			$1,637,285.01	$0.0001476	$241.66

(1)	These shares may be represented by the Registrant’s American Depository Shares (“ADSs”), each of which represents 20 Class A ordinary share, par value $0.01 per share (“Class A Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the Class A Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-234548).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Plans. The amount to be registered represents shares available for future issuance under the 2022 Share Incentive Plan 2 (the “2022 Plan”) and the 2023 Share Incentive Plan (the “2023 Plan”).

(3)

Represents Class A ordinary shares issuable upon the exercise of outstanding options granted under the 2022 Plan and the 2023 Plan as of the date of this registration statement. The corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options.

(4)	Represents Class A ordinary shares that are reserved for future grants under the 2022 Plan. Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($1.20 and $1.00, respectively) of the Registrant’s ADSs, as quoted on the Nasdaq Capital Market on September 29, 2023. Each ADS represents 20 Class A Ordinary Share.

(5)	Represents Class A ordinary shares that are reserved for future grants under the 2023 Plan. Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($1.20 and $1.00, respectively) of the Registrant’s ADSs, as quoted on the Nasdaq Capital Market on September 29, 2023. Each ADS represents 20 Class A Ordinary Share.